Exhibit 10.9

CLARIFICATION AGREEMENT

CyberOptics Corporation, a Minnesota Corporation (the “Company”) and Jeffrey Bertelsen (“Executive”) have previously entered into a Severance Pay Agreement dated May 19, 2008, as amended (the “Agreement”) and wish to clarify the definition of “termination of employment” for all purposes of such agreement. Accordingly, the Company and Executive agree that, for all purposes of the Agreement, “termination” or “termination of employment” shall mean a “separation from service” as that term is defined in Code Section 409A and the regulations thereunder.

The Company and Executive have executed this Clarification Agreement, as of December 31, 2011.

CyberOptics Corporation			EXECUTIVE:

By	/s/ Kathleen P. Iverson		/s/ Jeffrey Bertelsen
	Its	Chief Executive Officer	Jeffrey Bertelsen